Exhibit 10.1

BRAZE, INC.
AMENDED AND RESTATED EXECUTIVE SEVERANCE PLAN
AND SUMMARY PLAN DESCRIPTION

(Adopted by the Board of Directors on November 4, 2021; amended and restated by the Compensation Committee on September 4, 2024)

1. Introduction. The purpose of this Braze, Inc. Executive Severance Plan (the “Plan”) is to provide assurances of specified severance benefits to eligible employees of the Company whose employment is involuntarily terminated other than for Cause or who resign for Good Reason under the circumstances described in the Plan. The Plan is an “employee welfare benefit plan,” as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended. This document constitutes both the written instrument under which the Plan is maintained and the required summary plan description for the Plan.

2. Important Terms. To help you understand how the Plan works, it is important to know the following terms:

2.1    “Administrator” means the Compensation Committee of the Board or another duly constituted committee of members of the Board, or officers of the Company as delegated by the Board, or any person to whom the Administrator has delegated any authority or responsibility pursuant to terms of the Plan, but only to the extent of such delegation.

2.2    “Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 promulgated under the Securities Act.

2.3    “Base Salary” means a Covered Employee’s rate of wages or salary on the Covered Employee’s termination date, excluding all extra pay such as incentive bonuses, equity awards, overtime pay, commissions, or other allowance.

2.4    “Board” means the Board of Directors of Braze, Inc.

2.5    “Cause” means a Covered Employee’s (i) gross negligence or gross misconduct in the performance of the Covered Employee’s employment duties; (ii) refusal or willful failure to substantially perform his or her duties to the Company; (iii) dishonesty, willful misconduct, misappropriation, breach of fiduciary duty or fraud with regard to the Company or its Affiliates; (iv) violation of a confidentiality, non-solicitation, non-competition, or non-disparagement obligation to the Company, whether pursuant to agreement, policy, or otherwise; (v) improper disclosure of proprietary information or trade secrets of the Company’s business; (vi) falsification of any records or documents of the Company; (vii) material non-compliance with a law or regulatory rule applicable to the Company’s business or any Company policy; (viii) indictment for a felony or crime involving moral turpitude; (ix) engaging in behavior that poses a likely and substantial risk of harm to the reputation of the Company or puts the Covered Employee at material risk of being prohibited from working for the Company; or (x) other willful or grossly negligent action that is materially harmful to the business, interests or reputation of the

Company. Whether a Covered Employee’s termination of employment constitutes a termination for Cause shall be determined by the Company. The foregoing definition of “Cause” applies for all purposes of this Plan, regardless of whether a different definition of “cause” or similar term is set forth in any offer letter, employment agreement, severance agreement or similar agreement between a Covered Employee and the Company.
2.6    “Change in Control” has the meaning set forth in the Braze, Inc. 2021 Equity Incentive Plan, or any successor plan thereto.

2.7    “Change in Control Determination Period” means the time period beginning with the date three months prior to the date on which a Change in Control occurs and ending twelve months following the Change in Control.

2.8    “Company” means Braze, Inc., a Delaware corporation and its Affiliates.

2.9    “Covered Employee” means a Tier 1A Covered Employee, Tier 1 Covered Employee or Tier 2 Covered Employee.

2.10     “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”).

2.11    “Effective Date” means the date of the underwriting agreement between the Company and the underwriter(s) managing the initial public offering of the Company’s Class A common stock.

2.12    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.13 “Garden Leave” means that a Covered Employee will not perform any work for the Company (unless otherwise explicitly requested by the Company), but will (i) remain employed by the Company, (ii) continue to receive Base Salary, and (iii) continue to participate in the Company’s healthcare and equity plans, subject to the terms and conditions of such plans.

2.14    “Good Reason” means the Covered Employee’s voluntary resignation following (i) a change in the Covered Employee’s position with the Company (or the parent or subsidiary entity, or successor to the Company employing the Covered Employee) that materially reduces the Covered Employee’s level of authority or responsibility; provided that, except in the case of the Company’s Chief Executive Officer and Chief Financial Officer, neither a mere change in title alone nor reassignment following a Change in Control to a position that is substantially similar to the position the Covered Employee held prior to the transaction shall constitute a material reduction in level of authority or responsibility (and, in the case of the Company’s Chief Executive Officer and Chief Financial Officer, a change in position that results in such individual becoming the Chief Executive Officer or Chief Financial Officer, respectively (or any comparable or lesser title) of any subsidiary or business unit of an acquiring company shall be deemed to constitute a material reduction in level of authority and responsibility), (ii) a reduction in the Covered Employee’s Base Salary by more than 10% (other than as part of an across-the-board, proportional salary reduction applicable to all employees), or (iii) receipt of notice that the Covered Employee’s principal workplace will be relocated more than 20 miles from his or her then primary employment location; provided that the Covered Employee shall provide written notice to the Company of the occurrence of any one of the events set forth in subclauses (i), (ii) or (iii) within 30 days following the initial existence of such condition and the Company shall have 30 days to remedy such situation.

2.15    “Involuntary Termination” means a termination of employment of a Covered Employee under the circumstances described in Section 4.1 or 4.2.

2.16    “Severance Benefits” means the compensation and other benefits the Covered Employee is eligible to receive pursuant to Section 4, subject to the terms and conditions of the Plan.

2.17    “Tier 1A Covered Employee” means an employee of the Company who is designated as a “Tier 1A Covered Employee” by the Board. Such designation may be by name or corporate level.
2.18    “Tier 1 Covered Employee” means an employee of the Company who is designated as a “Tier 1 Covered Employee” by the Board. Such designation may be by name or corporate level.
2.19    “Tier 2 Covered Employee” means an employee of the Company who is designated as a “Tier 2 Covered Employee” by the Board. Such designation may be by name or corporate level.

3.    Eligibility for Severance Benefits. An individual is eligible for Severance Benefits under the Plan, in the amount set forth in Section 4, only if he or she is a Covered Employee on the date he or she experiences an Involuntary Termination.

4.    Severance Benefits. Upon the termination of a Covered Employee’s employment for any reason, the Covered Employee shall be entitled to receive (a) any earned but unpaid Base Salary, and (b) any vested employee benefits in accordance with the terms of the applicable employee benefit plan or program. In addition, the Covered Employee may be eligible to receive additional payments and benefits, as set forth in more detail below.

4.1 Involuntary Termination in Connection with a Change in Control. If, at any time within the Change in Control Determination Period, the Company or any Affiliate terminates such Covered Employee’s employment other than for Cause (and, for the sake of clarity, other than due to death or Disability), or such Covered Employee resigns for Good Reason, then, subject to the Covered Employee’s compliance with Section 5, the Covered Employee shall receive the following Severance Benefits from the Company at the time set forth in Section 6 below:

4.1.1 Cash Severance Benefits.
(a) The Covered Employee shall receive a cash lump sum payment equal to the product of (i) such Covered Employee’s annual Base Salary rate as in effect on the date of the Involuntary Termination (disregarding for this purpose any decrease in annual Base Salary constituting Good Reason), and (ii) the relevant factor below:

Tier 1A: 1x
Tier 1: 1x

Tier 2: 0.5x

(b) The Covered Employee shall receive an additional cash lump sum equal to the sum of (i) any earned but unpaid annual bonus for any performance years that were completed as of the date of termination; (ii) in the case of Tier 1 and Tier 1A Covered Employees, a pro rata target annual bonus for the year of termination, calculated by multiplying the Covered Employee’s target bonus as of the date of termination by a fraction, the numerator of which is the number of days worked in the performance year and the denominator of which is 365; and (iii) in the case of a Tier 1A Covered Employee, such Covered Employee’s target annual bonus for the year of termination.
4.1.2 Payment in Respect of Benefits If the Covered Employee timely elects continued group health plan continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Company shall pay the Covered Employee’s premiums on behalf of the Covered Employee for the Covered Employee’s continued coverage under the Company’s group health plans, including coverage for the Covered Employee’s eligible dependents, for (a) in the case of a Tier 1A Covered Employee, 12 months; (b) in the case of a Tier 1 Covered Employee, 12 months; and (c) in the case of a Tier 2 Covered Employee, six months, or, in any such case, until such earlier date on which the Covered Employee becomes eligible for health coverage from another employer (the “COBRA CIC Payment Period”). Upon the conclusion of such period of insurance premium payments made by the Company, the Covered Employee will be responsible for the entire payment of premiums (or payment for the cost of coverage) required under COBRA for the duration of the Covered Employee’s eligible COBRA coverage period. Notwithstanding the foregoing, if the Covered Employee timely elects continued group health plan continuation coverage under COBRA and at any time thereafter the Company determines, in its sole discretion, that it cannot provide the COBRA premium benefits without potentially incurring financial costs or penalties under applicable law, then in lieu of paying the COBRA premiums on the Covered Employee’s behalf, the Company will instead pay the Covered Employee on the last day of each remaining month of the COBRA CIC Payment Period a fully taxable cash payment equal to the COBRA premium for that month, subject to applicable tax withholding (such amount, the “Special CIC Severance Payments”). Such Special CIC Severance Payments shall end upon expiration of the COBRA CIC Payment Period.

Upon the conclusion of COBRA CIC Payment Period, the Covered Employee will be responsible for the entire payment of premiums (or payment for the cost of coverage) required under COBRA for the duration of the Covered Employee’s eligible COBRA coverage period.

4.1.3 Equity Vesting. Each of the Covered Employee’s then outstanding equity awards shall accelerate and become vested and exercisable as to 100% (50% in the case of Tier 2 Covered Employees) of the unvested shares subject to the equity award, including awards that would otherwise vest only upon the satisfaction of performance criteria (which percentage of the performance-based awards shall vest at the target (100%) level of performance), with the exception of any award granted after the Effective Date that explicitly overrides this provision in writing. Subject to Section 5, the accelerated vesting described in this paragraph shall be effective as of the date of the Involuntary Termination.

4.2 Involuntary Termination Not in Connection with a Change in Control. If, at any time other than during the Change in Control Determination Period, the Company or any Affiliate terminates such Covered Employee’s employment other than for Cause (and, for the sake of clarity, other than due to death or Disability), or such Covered Employee resigns for Good Reason, then, subject to the Covered Employee’s compliance with Section 5, the Covered Employee shall receive the following Severance Benefits from the Company at the time set forth in Section 6 below:

4.2.1 Cash Severance Benefits.
(a) The Covered Employee shall receive a cash lump sum payment equal to the product of (i) such Covered Employee’s annual Base Salary rate as in effect on the date of the Involuntary Termination (disregarding for this purpose any decrease in annual Base Salary constituting Good Reason) and (ii) the relevant factor below:

Tier 1A: 1x
Tier 1: 0.5x
Tier 2: 0.25x

(b) If a Tier 2 Covered Employee would receive a larger cash severance payment under the Company Employee Severance Plan in effect on the date of the Tier 2 Covered Employee’s Involuntary Termination than the cash severance payment amount listed in Section 4.2.1(a) of this Plan, the Company shall provide the Tier 2 Covered Employee with the cash severance payment entitlement listed in the Company Employee Severance Plan in lieu of the cash severance payment listed in Section 4.2.1(a) of this Plan. For the avoidance of doubt, the terms and conditions of this Plan–and not the Company Employee Severance Plan–shall apply regardless of whether the Company provides the Tier 2 Covered Employee with the cash severance entitlement listed in the Company Employee Severance Plan.

(c) The Covered Employee shall receive an additional cash lump sum equal to any unpaid annual bonus for any performance years that were completed as of the date of termination.
4.2.2 Payment in Respect of Benefits. If the Covered Employee timely elects continued group health plan continuation coverage under COBRA, the Company shall pay the Covered Employee’s premiums on behalf of the Covered Employee for the Covered Employee’s continued coverage under the Company’s group health plans, including coverage for the Covered Employee’s eligible dependents, for (a) in the case of a Tier 1A Covered Employee, twelve months; (b) in the case of a Tier 1 Covered Employee, six months; and (c) in the case of a Tier 2 Covered Employee, three months or, in any such case, until such earlier date on which the Covered Employee becomes eligible for health coverage from another employer (the “COBRA Payment Period”). Upon the conclusion of such period of insurance premium payments made by the Company, the Covered Employee will be responsible for the entire payment of premiums (or payment for the cost of coverage) required under COBRA for the duration of the Covered Employee’s eligible COBRA coverage period. Notwithstanding the foregoing, if the Covered Employee timely elects continued group health plan continuation coverage under COBRA and at any time thereafter the Company determines, in its sole discretion, that it cannot provide the COBRA premium benefits without potentially incurring financial costs or penalties under applicable law, then in lieu of paying the employer portion of the COBRA premiums on the Covered Employee’s behalf, the Company will instead pay the Covered Employee on the last day of each remaining month of the COBRA Payment Period a fully taxable cash payment equal to the employer portion of the COBRA premium for that month, subject to applicable tax withholding (such amount, the “Special Severance Payments”). Such Special Severance Payments shall end upon expiration of the COBRA Payment Period.

Upon the conclusion of COBRA Payment Period, the Covered Employee will be responsible for the entire payment of premiums (or payment for the cost of coverage) required under COBRA for the duration of the Covered Employee’s eligible COBRA coverage period.

5. Conditions to Receipt of Severance.

5.1 Release Agreement. As a condition to receiving Severance Benefits under the Plan, each Covered Employee must sign (and not revoke), in full and without modification, a customary and standard waiver and release of all claims arising out of his or her Involuntary Termination and employment with the Company and its Affiliates (the “Release”) in such form as may be provided by the Company and, in the case of Tier 1A Covered Employees, is reasonably acceptable to such Tier 1A Covered Employee. The Release will include such terms as the Company deems appropriate, including provisions under which the Covered Employee will release the Company and its Affiliates (and any of their respective directors, officers, managers, shareholders, partners, employees, agents, and other related persons) of any and all liability, including, without limitation, claims arising out of the employment relationship and the termination of that relationship.

The Release will also include specific information regarding the amount of time the Covered Employee will have to consider the terms of the Release and return the signed agreement to the Company, which period of time, in all cases, will comply with the requirements of the jurisdiction in which such Covered Employee resides. In no event will the period to return the Release be longer than 55 days, inclusive of any revocation period set forth in the Release, following the Covered Employee’s Involuntary Termination (the “Release Period”).

5.2 Prior Agreements; Certain Reductions.
(a) The Administrator will reduce a Covered Employee’s benefits under the Plan by any other statutory severance obligations or contractual severance benefits, obligations for pay in lieu of notice, and any other similar benefits payable to the Covered Employee by the Company (or any successor thereto) that are due in connection with the Covered Employee’s termination and that are in the same form as the benefits provided under the Plan (e.g., equity award vesting credit). Without limitation, this reduction includes a reduction for any benefits required pursuant to (i) any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act of 1988 and any similar state or local laws (collectively, the “WARN Act”), (ii) a written employment, severance or equity award agreement with the Company, (iii) any Company policy or practice providing for the Covered Employee to remain on the payroll for a limited period of time after being given notice of the termination of the Covered Employee’s employment, and (iv) any required salary continuation, notice pay, statutory severance payment, or other payments either required by local law, or owed pursuant to a collective labor agreement, as a result of the termination of the Covered Employee’s employment. The benefits provided under the Plan are intended to satisfy, to the greatest extent possible, and not to provide benefits duplicative of, any and all statutory, contractual and collective agreement obligations of the Company in respect of the form of benefits provided under the Plan that may arise out of a termination, and the Administrator will so construe and implement the terms of the Plan. Reductions may be applied on a retroactive basis, with benefits previously provided being recharacterized as benefits pursuant to the Company’s statutory or other contractual obligations. The payments pursuant to the Plan are in addition to, and not in lieu of, any unpaid salary, bonuses or employee welfare benefits to which a Covered Employee may be entitled for the period ending with the Covered Employee’s termination.

(b) The Administrator may determine, in its sole discretion, that a Covered Employee shall be placed on Garden Leave, and in such event, the cash severance and subsidized COBRA coverage set forth in Section 4 shall be paid and provided in the form of Garden Leave. Unless otherwise specifically provided in a Covered Employee’s applicable agreement (e.g., the Covered Employee’s Release Agreement) or incentive plan or as required by law, the Covered Employee shall not participate in any profit-sharing or bonus arrangements under any incentive plan (or otherwise) during any period of Garden Leave.

(c) If a Covered Employee is rehired by the Company or any of its Affiliates, the Covered Employee shall cease to be eligible for any payments or benefits under the Plan and no further payments or benefits shall be paid or provided following the date of a Covered Employee’s rehire.

(d) The Covered Employee’s rights (if any) under the compensation and benefit plans of the Company and its Affiliates shall be governed by the terms of the applicable plans and award agreements. For the avoidance of doubt, and unless determined by the Administrator in its sole and absolute discretion, the Covered Employee shall not be eligible to receive any awards under any cash or equity incentive and/or bonus plan of the Company on or following the date of the Covered Employee’s Involuntary Termination.

5.3 Other Requirements. A Covered Employee’s receipt of severance payments pursuant to Section 4.1 will be subject to the Covered Employee continuing to comply with the provisions of this Section 5 and the terms of any confidential information agreement, proprietary information and inventions agreement, any covenants agreement, any other similar agreement to the foregoing and such other appropriate agreement between the Covered Employee and the Company. Benefits under the Plan shall terminate immediately for a Covered Employee if such Covered Employee, at any time, materially breaches any such agreement or the provisions of this Section 5.

In the event that following a Covered Employee’s termination of employment, the Company determines that circumstances exist pursuant to which the Covered Employee’s employment could have been terminated for Cause, then the Covered Employee’s termination of employment shall be deemed a termination for Cause and to the extent permitted by law, the Covered Employee shall be required to repay to the Company the value of all payments and benefits provided under this Plan on a pre-tax basis.

5.4 Section 280G. Any provision of the Plan to the contrary notwithstanding, if any payment or benefit a Covered Employee would receive from the Company and its Affiliates or an acquiror pursuant to the Plan or otherwise (a “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Higher Amount (defined below). The “Higher Amount” will be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Covered Employee’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Higher Amount, reduction will occur in the manner that results in the greatest economic benefit for a Covered Employee. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata. In no event will the Company, any Affiliate or any stockholder be liable to any Covered Employee for any amounts not paid as a result of the operation of this Section 5.4.

6.    Timing of Benefits. Subject to any delay required by Section 7 below, cash Severance Benefits will be paid within 30 days of the Release becoming effective and irrevocable; provided, however, that if the Release revocation period crosses two calendar years, the Severance Benefits will be paid in the second of the two years if necessary to avoid taxation under Section 409A (as defined in Section 7).

7.    Section 409A. Notwithstanding anything to the contrary in the Plan, no severance payments or benefits will become payable until the Covered Employee has a “separation from service” within the meaning of Section 409A of the Code and the final regulations and any guidance promulgated thereunder (“Section 409A”) if such payments or benefits would constitute deferred compensation for purposes of Section 409A (“Deferred Compensation Severance Benefits”). Further, if the Covered Employee is subject to Section 409A and is a “specified employee” within the meaning of Section 409A at the time of the Covered Employee’s separation from service (other than due to death), then any Deferred Compensation Separation Benefits otherwise due to the Covered Employee on or within the six-month period following his or her separation from service will accrue during such six-month period and will become payable in a lump sum payment (less applicable withholding taxes) on the date six months and one day following the date of the Covered Employee’s separation from service if necessary to avoid adverse taxation under Section 409A. All subsequent payments of Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if the Covered Employee dies following his or her separation from service but prior to the six-month anniversary of his or her date of separation, then any payments delayed in accordance with this paragraph will be payable in a lump sum (less applicable withholding taxes) to the Covered Employee’s estate as soon as administratively practicable after the date of his or her death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under the Plan is intended to constitute a separate payment for purposes of Section 409A. It is the intent of the Plan to be exempt from (or if not exempt from, to comply with) the requirements of Section 409A, so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.

8.    Withholding. The Company will withhold from any Severance Benefits all federal, state, local and other taxes required to be withheld therefrom and any other required payroll deductions.

9.    Administration. The Plan will be administered and interpreted by the Administrator (in their, his or her sole discretion). The Administrator is the “named fiduciary” of the Plan for purposes of ERISA and will be subject to the fiduciary standards of ERISA when acting in such capacity. Any decision made or other action taken by the Administrator prior to a Change in Control with respect to the Plan, and any interpretation by the Administrator prior to a Change in Control of any term or condition of the Plan, or any related document, will be conclusive and binding on all persons and be given the maximum possible deference allowed by law. Following a Change in Control, any decision made or other action taken by the Administrator with respect to the Plan, and any interpretation by the Administrator of any term or condition of the Plan, or any related document that (i) does not affect the benefits payable under the Plan shall not be subject to review unless found to be arbitrary and capricious, or (ii) does affect the benefits payable under the Plan shall not be subject to review unless found to be unreasonable or not to have been made in good faith. In accordance with Section 2.1, the Administrator may, in its sole discretion and on such terms and conditions as it may provide, delegate in writing to one or more officers of the Company all or any portion of its authority or responsibility with respect to the Plan; provided, however, that any Plan amendment or termination or any other action that could reasonably be expected to increase significantly the cost of the Plan must be approved by the Board or the Compensation Committee of the Board.

10.    Eligibility to Participate. To the extent that the Administrator has delegated administrative authority or responsibility to one or more officers of the Company in accordance with Section 2.1 and Section 9, each such officer will not be excluded from participating in the Plan if otherwise eligible, but he or she is not entitled to act or pass upon any matters pertaining specifically to his or her own benefit or eligibility under the Plan. The Administrator will act upon any matters pertaining specifically to the benefit or eligibility of each such officer under the Plan.

11.    Amendment or Termination. The Company, by action of the Administrator, reserves the right to amend or terminate the Plan at any time, without advance notice to any Covered Employee and without regard to the effect of the amendment or termination on any Covered Employee or on any other individual. Any amendment or termination of the Plan will be in writing. Notwithstanding the preceding, once the Change in Control Determination Period has begun, the Company may not, without a Covered Employee’s written consent, amend or terminate the Plan in any way, nor take any other action, that (a) prevents that Covered Employee from becoming eligible for Severance Benefits under the Plan or (b) reduces or alters to the detriment of the Covered Employee the Severance Benefits payable, or potentially payable, to a Covered Employee under the Plan (including, without limitation, imposing additional conditions or modifying the timing of payment). Any action of the Company in amending or terminating the Plan will be taken in a non-fiduciary capacity. For the avoidance of doubt, in the event a Change in Control occurs during the term of the Plan, the Plan shall not terminate until the Change in Control Determination Period has expired and any benefits payable have been paid.

12.    Claims Procedure. Claims for benefits under the Plan shall be administered in accordance with Section 503 of ERISA and the Department of Labor Regulations thereunder. Any employee or other person who believes he or she is entitled to any payment under the Plan (a “claimant”) may submit a claim in writing to the Administrator within 90 days of the earlier of (i) the date the claimant learned the amount of their Severance Benefits under the Plan, or (ii) the date the claimant learned that he or she will not be entitled to any benefits under the Plan. In determining claims for benefits, the Administrator or its delegate has the authority to interpret the Plan, to resolve ambiguities, to make factual determinations, and to resolve questions relating to eligibility for and amount of benefits. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice will also describe any additional information or material that the Administrator needs to complete the review and an explanation of why such information or material is necessary and the Plan’s procedures for appealing the denial (including a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA following a denial on review of the claim, as described below). The denial notice will be provided within 90 days after the claim is received. If special circumstances require an extension of time (up to 90 days), written notice of the extension will be given to the claimant (or representative) within the initial 90-day period. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision on the claim. If the extension is provided due to a claimant’s failure to provide sufficient information, the time frame for rendering the decision is tolled from the date the notification is sent to the claimant about the failure to the date on which the claimant responds to the request for additional information. The Administrator has delegated the claims review responsibility to the Company’s General Counselor such other individual designated by the Administrator, except in the case of a claim filed by or on behalf of the Company’s General Counsel or such other individual designated by the Administrator, in which case, the claim will be reviewed by the Company’s Chief Executive Officer.

13.    Appeal Procedure. If the claimant’s claim is denied, the claimant (or his or her authorized representative) may apply in writing to an appeals official appointed by the Administrator (which may be a person, committee or other entity) for a review of the decision denying the claim. Review must be requested within 60 days following the date the claimant received the written notice of their claim denial or else the claimant loses the right to review. A request for review must set forth all of the grounds on which it is based, all facts in support of the request, and any other matters that the claimant feels are pertinent. In connection with the request for review, the claimant (or representative) has the right to review and obtain copies of all documents and other information relevant to the claim, upon request and at no charge, and to submit written comments, documents, records and other information relating to his or her claim. The review shall take into account all comments, documents, records and other information submitted by the claimant (or representative) relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The appeals official will provide written notice of its decision on review within 60 days after it receives a review request. If special circumstances require an extension of time (up to 60 days), written notice of the extension will be given to the claimant (or representative) within the initial 60-day period. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the appeals official expects to render its decision. If the extension is provided due to a claimant’s failure to provide sufficient information, the time frame for rendering the decision on review is tolled from the date the notification is sent to the claimant about the failure to the date on which the claimant responds to the request for additional information. If the claim is denied (in full or in part) upon review, the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice shall also include a statement that the claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to the claim and a statement regarding the claimant’s right to bring an action under Section 502(a) of ERISA. The Administrator has delegated the appeals review responsibility to the Company’s General Counsel, except in the case of an appeal filed by or on behalf of the Company’s General Counsel, in which case, the appeal will be reviewed by the Company’s Chief Executive Officer.

14.    Arbitration of Disputes. (a) To the fullest extent permitted by law, any and all claims, disputes, or breaches arising out of or in any way related to the Plan (including the Release, except as specifically provided in the separation agreement) or its enforcement, performance, breach or interpretation (including, but not limited to, any claims for breach of fiduciary duty) shall be settled exclusively by final binding arbitration conducted in New York, New York for all claimants whose workplace is outside of the United States or in the state of New York (or, for other United States-based employees whose workplace is outside of New York, such other major U.S. city that is nearest to the workplace of the claimant) pursuant to the Employment Arbitration Rules & Procedures of the Judicial Arbitration and Mediation Services, Inc. (the “Rules”), except as they are modified by the Plan, before a single neutral arbitrator with substantial experience with respect to ERISA, selected in accordance with the Rules. For the avoidance of doubt, in the event of a conflict with this Section 14 and any other dispute resolution agreement between the claimant and the Company or any of the Company’s Affiliates, this Section 14 shall govern disputes under the Plan.

(b) In any such arbitration, the arbitrator will issue a written award/opinion and the Company will pay the arbitrator's fee and arbitration forum fees. The claimant will be responsible for his or her own legal fees. The judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Nothing in this Section 14 is intended to prevent either the claimant or the Company from seeking to obtain injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. For purposes of settling any dispute or controversy arising hereunder or for the purpose of entering any judgment upon an award rendered by the arbitrator, the Company and the claimant hereby consent to the jurisdiction of any or all of the following courts: (i) the United States District Court for the Southern District of New York or (ii) any of the courts of the State of New York. The Company and the claimant hereby waive, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to such courts' jurisdiction and any defense of inconvenient forum with respect to such courts. The Company and the claimant hereby agree that a judgment upon an award rendered by the arbitrator may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. No arbitration award/opinion will have any preclusive effect as to any issues or claims in any other arbitration or court proceeding unless each of the parties in such proceeding was also a named party in the arbitration.

(c) The claimant must bring any dispute in arbitration on an individual basis only, and not on a class, collective or representative basis (“class action waiver”). The arbitrator may not join or adjudicate the claims or interests of any other person or employee in the arbitration proceeding, nor may the arbitrator otherwise order any consolidation of actions or arbitrations or any class, collective, or representative arbitration. Insofar as any claims, disputes, or breaches are not eligible for arbitration or are otherwise excluded from or not subject to arbitration, for any reason, the class action waiver applies and remains valid and enforceable with respect to such claims, disputes, or breaches. Additionally, insofar as any claims, disputes, or breaches are permitted by a court of competent jurisdiction to proceed on a class action, collective action, or representative action basis, they must do so only in a court of competent jurisdiction and not in arbitration. Except as provided in the preceding sentence, this Section 14(c) is intended to make mandatory individual arbitration apply, as described above, to the maximum extent permissible under ERISA; if any feature of this arbitration requirement is impermissible under ERISA, arbitration as described above shall remain required with the minimum change necessary to allow the arbitration requirement to be permissible under ERISA.

(d) Any and all claims, disputes, or breaches shall be governed by the Federal Arbitration Act (the “FAA”). In the event the FAA is deemed to not apply, any and all claims, disputes, or breaches shall be governed by the laws of the State of New York, to the extent such law is not preempted by federal law.

(e) No person may bring an action for any alleged wrongful denial of Plan benefits unless the claims procedures described in Sections 12 and 13 have been exhausted and the Plan benefits requested have been denied in whole or in part. No legal action may be brought by any person on any matter pertaining to the Plan unless the legal action is commenced within one (1) year following the issuance of a final decision on appeal. Failure to bring an action regarding a denied claim within the foregoing time period will extinguish any right to benefits pertaining to such claim. The claims procedure set forth in this Section 14 shall govern for all purposes of the Plan.

15.    Source of Payments. All Severance Benefits will be paid in cash from the general funds of the Company; no separate fund will be established under the Plan, and the Plan will have no assets. No right of any person to receive any payment under the Plan will be any greater than the right of any other general unsecured creditor of the Company.

16.    Inalienability. In no event may any current or former employee of the Company or any of its Affiliates sell, transfer, anticipate, assign or otherwise dispose of any right or interest under the Plan. At no time will any such right or interest be subject to the claims of creditors nor liable to attachment, execution or other legal process.

17.    No Enlargement of Employment Rights. Neither the establishment nor maintenance of the Plan, any amendment of the Plan, nor the making of any benefit payment hereunder, will be construed to confer upon any individual any right to be continued as an employee of the Company. The Company expressly reserves the right to discharge any of its employees at any time, with or without cause. However, as described in the Plan, a Covered Employee may be entitled to benefits under the Plan depending upon the circumstances of his or her termination of employment.

18.    Successors. Any successor to the Company of all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) will assume the obligations under the Plan and agree expressly to perform the obligations under the Plan in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under the Plan, the term “Company” will include any successor to the Company’s business and/or assets which become bound by the terms of the Plan by operation of law, or otherwise.

19.    Applicable Law. The provisions of the Plan will be construed, administered and enforced in accordance with ERISA. To the extent ERISA is not applicable, the provisions of the Plan will be governed by the internal substantive laws of the State of Delaware, and construed accordingly, without giving effect to principles of conflicts of laws.

20.    Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.

21.     Headings. Headings in the Plan document are for purposes of reference only and will not limit or otherwise affect the meaning hereof.

22.    Indemnification. The Company hereby agrees to indemnify and hold harmless the officers and employees of the Company, and the members of its boards of directors, from all losses, claims, costs or other liabilities arising from their acts or omissions in connection with the administration, amendment or termination of the Plan, to the maximum extent permitted by applicable law. This indemnity will cover all such liabilities, including judgments, settlements and costs of defense. The Company will provide this indemnity from its own funds to the extent that insurance does not cover such liabilities. This indemnity is in addition to and not in lieu of any other indemnity provided to such person by the Company.

23.    Additional Information.

Plan Name:	Braze, Inc. Executive Severance Plan
Plan Sponsor:	Braze, Inc. 63 Madison Avenue Building, 28 East 28th Street Floor 13
New York, New York 10016
1 609-964-0585
Identification Numbers:	EIN: 45-2505271
PLAN NUMBER: 001
Plan Year:	Company’s Fiscal Year ending January 31
Plan Administrator:	Braze, Inc. 63 Madison Avenue Building, 28 East 28th Street, Floor 13
New York, New York 10016 1 609-964-0585

Agent for Service of
Legal Process:	Braze, Inc. General Counsel 63 Madison Avenue Building , 28 East 28th Street
New York, New York 10016 1 609-964-0585

Service of process may also be made upon the Administrator.

Type of Plan:	Severance Plan/Employee Welfare Benefit Plan
Plan Costs:	The cost of the Plan is paid by the Employer.

24.    Statement of Covered Employee ERISA Rights.

As a Covered Employee under the Plan, you have certain rights and protections under ERISA:

(a)    You may examine (without charge) all Plan documents, including any amendments and copies of all documents filed with the U.S. Department of Labor. These documents are available for your review in the Company’s People Department.

(b)    You may obtain copies of all Plan documents and other Plan information upon written request to the Administrator at no charge.

In addition to creating rights for Covered Employees, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan (called “fiduciaries”) have a duty to do so prudently and in the interests of you and the other Covered Employees. No one, including the Company or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit under the Plan or exercising your rights under ERISA. If your claim for a severance benefit is denied, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules. (The claim review procedure is explained in Section 12 and Section 13 above.)
Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents and do not receive them within thirty days, you may bring an action in accordance with Section 14 of this Plan. In such a case, the court may require the Administrator to provide the materials and to pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Administrator. If you have a claim which is denied or ignored, in whole or in part, you may file suit in a federal court. If it should happen that you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may bring an action in accordance with Section 14 of this Plan.
If you have any questions regarding the Plan, please contact the Administrator or the Company’s General Counsel. If you have any questions about this statement or about your rights under ERISA, you may contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W. Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration at 1-866-444-3272.